                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  have  issued  our  reports  dated  February  14,  2006,   accompanying   the
consolidated  financial statements as of December 31, 2005 and 2004 and for each of the years in the three year period ended  December 31, 2005 and  management's assessment of the effectiveness of internal control over financial  reporting as of and for the year ended  December  31, 2005  included in the Annual  Report of
Healthcare Services Group, Inc. and Subsidiaries on Form 10-K for the year ended
December  31,  2005 which is  incorporated  by  reference  in this  Registration
Statement.  We consent to the  incorporation  by reference  in the  Registration
Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Edison, New Jersey
September 29, 2006